FOR IMMEDIATE RELEASE	Contact: Mike Ogburn
(502) 636-4515, office
(502) 262-0224, cellular
mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS 2002 EARNINGS

EARNINGS PER SHARE OF $1.57 INCLUDES SPECIAL CHARGE
OF $0.21 PER SHARE

LOUISVILLE, Ky. (Feb. 11, 2003) --Churchill Downs Incorporated (Nasdaq: CHDN) ("CDI" or "Company") today reported earnings for the fourth quarter and year ended Dec. 31, 2002, that were consistent with the guidance previously provided by the Company before a special, non-cash impairment charge of $4.5 million associated with its Ellis Park subsidiary, of which the Company is seeking to divest.

        Net revenues for the year totaled $439.2 million, a 2.8-percent increase over $427.0 million in 2001. Net earnings, including the special charge of $0.21 per diluted share related to Ellis Park, totaled $1.57 per fully diluted share, compared with $1.67 per diluted share in 2001. The Company had previously provided guidance for full-year earnings in the range of $1.77 to $1.80 per diluted share, exclusive of the Ellis Park charge.

        For the fourth quarter of 2002, the Company reported net revenues of $110.0 million, down 0.7 percent from the $110.8 million reported during the same period in 2001. Net earnings, including the charge related to Ellis Park, were $2.0 million, or $0.15 per diluted share, versus $0.31 per diluted share in the fourth quarter of 2001.

        Thomas H. Meeker, CDI’s president and chief executive officer, said, “We overcame considerable challenges in 2002, including significantly higher insurance costs and a soft economy, and were able to generate record net revenues. We believe that our performance throughout the year provided sound support for our fundamental growth strategy, underscored the well-established resiliency of demand for our racing content and validated the actions we took to reduce expenses. We also continued to enhance the value of our brand as a result of a solid commitment throughout our organization.”

        “ Excluding the special charge related to Ellis Park, our performance for the fourth quarter was consistent with the guidance we provided with our release of third-quarter results,” continued Meeker. “The year-over-year earnings gain was primarily due to a net gain of race dates at our larger racetracks and continued growth in our Churchill Downs Simulcast Network (“CDSN”) unit.

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        “ Our decision to pursue the divestiture of Ellis Park racetrack is strategically prudent in light of the Arlington Park merger, which diminished the value to us of the Henderson, Ky., facility. If a sale occurs, we plan to use any net proceeds to reduce our debt.”

         Meeker concluded, “In looking at 2003, we of course continue to face an uncertain economy and additionally, have two specific challenges that will impact our bottom line. First, the Indiana Horse Racing Commission’s decision to split the riverboat subsidy evenly between Hoosier Park and Indiana Downs will eliminate approximately $3 million this year from pre-tax earnings. Second, our schedule for 2003 includes fewer live racing days. Notwithstanding these factors, we expect the full benefit of cost reductions effected in 2002 and some incremental revenues at Arlington Park will enable us to reduce our first quarter loss in 2003 to approximately $0.90 per diluted share compared to $0.92 per diluted share in the same period of 2002. Once again, a first quarter loss is expected because of the nominal days of live racing we conduct in the first three months of each year. For 2003 as a whole, we will be working hard to offset the challenges mentioned above and believe that the continued growth in simulcasting and ongoing, rigorous containment of costs will allow us to achieve a gain in earnings of approximately $1.80 per share diluted compared to $1.78 per share diluted in 2002, before the special charge.

        “ Our capital expenditures for routine items are planned to be approximately unchanged in 2003 at about $12 million, but we plan to invest approximately $40 million more during the year on our ‘Master Plan’ renovation of our flagship Churchill Downs property. Our cash flow from operations for 2002 totaled $32.6 million, and we expect to finance capital expenditures for 2003 with funds provided from operations and existing borrowing capacity. Our debt-to-capital ratio at the close of 2002 was a strong 34.4 percent, indicating the flexibility we have to make these investments and still maintain an initiative to review additional acquisitions and other opportunities that meet our criteria for accelerating the Company’s growth in net earnings.”

        A conference call regarding this release is scheduled for Wednesday, Feb. 12, 2003, beginning at 9 a.m. EST. Investors and other interested parties may listen to the teleconference by accessing the online, real-time Web cast and broadcast of the call at www.churchilldownsincorporated.com or www.companyboardroom.com or by calling (719) 457-2625 at least 10 minutes before the appointed time. The online replay will be available at approximately 11 a.m. and continue for two weeks. An eight-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 241584 when prompted for the access code.

         Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 115 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television

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production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions and the impact of the terrorist attacks on Sept. 11, 2001; the effect (including possible increases in the cost of doing business) resulting from war and terrorist activities or political uncertainties; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; the economic environment; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS for the years and three months ended December 31, (In thousands, except per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2002	2001	2002	2001

Net revenues	$439,191	$427,038	$110,005	$110,819

Operating expenses
Purses	158,716	155,333	41,859	44,333
Other direct expenses	194,980	190,305	47,843	48,095
	353,696	345,638	89,702	92,428

Gross profit	85,495	81,400	20,303	18,391

Selling, general and administrative expenses	35,473	31,785	9,893	8,701

Asset impairment loss	4,500	-	4,500	-
Operating income	45,522	49,615	5,910	9,690

Other income (expense):
Interest income	332	566	78	95
Interest expense	(8,830)	(12,602)	(1,884)	(2,738)
Miscellaneous, net	(1,534)	(375)	(357)	(135)
	(10,032)	(12,411)	(2,163)	(2,778)

Earnings before provision for income taxes	35,490	37,204	3,747	6,912

Provision for income taxes	(14,521)	(15,128)	(1,760)	(2,862)

Net earnings	$ 20,969	$ 22,076	$ 1,987	$ 4,050

Earnings per common share data:
Basic	$1.60	$1.69	$0.15	$0.31
Diluted	$1.57	$1.67	$0.15	$0.31

Weighted average shares outstanding:
Basic	13,123	13,081	13,146	13,098
Diluted	13,359	13,213	13,410	13,260

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED SUPPLEMENTAL INFORMATION BY OPERATING UNIT for the years and three months ended December 31, (In thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2002	2001	2002	2001
Net revenues:
Kentucky Operations	$ 105,248	$ 103,927	$ 17,502	$ 16,902
Hollywood Park	93,896	94,604	26,735	25,691
Calder Race Course	81,326	76,100	30,634	34,246
Arlington Park	84,332	80,861	15,656	15,072
Hoosier Park	55,397	54,972	14,110	14,403
CDSN	70,461	61,849	20,088	18,343
Total racing operations	490,660	472,313	124,725	124,657
Other investments	4,932	4,982	1,110	1,158
Corporate revenues	2,566	2,274	606	560
Eliminations	(58,967)	(52,531)	(16,436)	(15,556)
	$439,191	$427,038	$110,005	$110,819
EBITDA:
Kentucky Operations	$ 11,425	$ 19,173	$ (6,329)	$ (1,477)
Hollywood Park	12,717	12,995	4,140	3,064
Calder Race Course	14,533	13,482	7,396	8,616
Arlington Park	7,912	9,218	1,360	1,133
Hoosier Park	7,699	6,012	1,845	1,317
CDSN	16,982	14,568	4,946	4,339
Total racing operations	71,268	75,448	13,358	16,992
Other investments	(396)	1,315	(96)	709
Corporate expenses	(7,195)	(7,530)	(2,695)	(3,002)
Eliminations	(62)	-	-	-
	$ 63,615	$ 69,233	$ 10,567	$ 14,699
Operating income (loss):
Kentucky Operations	$ 5,514	$ 13,350	$ (7,856)	$ (2,961)
Hollywood Park	7,143	7,686	2,625	1,654
Calder Race Course	12,265	10,090	6,867	7,852
Arlington Park	4,972	6,692	597	329
Hoosier Park	6,180	4,560	1,482	1,021
CDSN	16,982	14,568	4,946	4,339
Total racing operations	53,056	56,946	8,661	12,234
Other investments	(404)	(177)	(96)	(18)
Corporate expenses	(7,161)	(7,200)	(2,678)	(2,572)
Eliminations	31	46	23	46
	$ 45,522	$ 49,615	$ 5,910	$ 9,690

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS December 31, (in thousands)

ASSETS	2002	2001
Current assets:
Cash and cash equivalents	$ 14,662	$ 15,562
Restricted cash	3,247	10,705
Accounts receivable, net	34,435	31,175
Deferred income taxes	1,499	2,806
Other current assets	5,988	2,028
Total current assets	59,831	62,276

Other assets	10,606	11,624
Plant and equipment, net	338,381	339,419
Goodwill, net	52,239	52,239
Intangible assets, net	7,495	7,860
	$468,552	$473,418
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 31,189	$ 42,740
Accrued expenses	31,565	32,879
Dividends payable	6,578	6,549
Deferred revenue	14,876	14,241
Long-term debt, current portion	508	561
Total current liabilities	84,716	96,970

Long-term debt, due after one year	122,840	132,787
Other liabilities	12,603	11,302
Deferred income taxes	13,396	15,124
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized; issued: 13,157 shares in 2002, 13,098 shares in 2001	126,043	124,750
Retained earnings	109,241	94,850
Accumulated other comprehensive loss	(222)	(2,300)
Note receivable for common stock	(65)	(65)
	234,997	217,235
	$468,552	$473,418

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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